Exhibit 5.1 May 20, 2026 East West Bancorp, Inc. 135 North Los Robles Ave., 7th Floor Pasadena, California 91101 Ladies and Gentlemen: I am the Vice Chairman, Chief Corporate Officer and Interim General Counsel of East West Bancorp, Inc., a Delaware corporation (the “Company”), and I am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of $100,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is herein referred to as the “Registration Statement”). The Deferred Compensation Obligations will arise under the East West Bancorp, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”). I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. I have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents I reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. Based upon the foregoing, I am of the opinion that the Deferred Compensation Obligations, when issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles. I am a member of the bar of the State of California. I do not express any opinion herein on any laws other than the law of the State of California and the General Corporation Law of the State of Delaware.

East West Bancorp, Inc. May 20, 2026 Page 2 I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act. Very truly yours, Douglas Krause, Esq. Vice Chairman, Chief Corporate Officer and Interim General Counsel